UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM SD
SPECIALIZED DISCLOSURE REPORT
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EXPRESS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-34742	26-2828128
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Express Drive Columbus, Ohio		43230
(Address of principal executive offices)		(Zip Code)

Periclis Pericleous Senior Vice President, Chief Financial Officer and Treasurer Telephone: (614) 474-7000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

____________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
As provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD, a Conflict Minerals Report is provided as an exhibit to this Form SD and is available at the following Internet website: http://www.express.com/investor.
The information contained on the website is not incorporated by reference into this Form SD or the Conflict Minerals Report and should not be considered part of this Form SD or the Conflict Minerals Report.
Item 1.02
The Conflict Minerals Report provided for in Item 1.01 is filed as Exhibit 1.01 to this Form SD.
Section 2 - Exhibits
Item 2.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report for the calendar year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

EXPRESS, INC.

By:	/s/ Periclis Pericleous	Date: June 3, 2019
Periclis Pericleous
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.01	Conflict Minerals Report for the calendar year ended December 31, 2018.